                                                                    EXHIBIT 4.5


                            STOCKHOLDERS' AGREEMENT

                                  BY AND AMONG

                                BRADLEY D. EDSON
                                STUART A. BENSON
                                  MARTIN GERST
                                  DONALD HANNAH
                                 WILLIAM COPPEL
                                 KENNETH MARTIN
                                 PHIL MAFFETONE
                              LESLIE C. QUICK, III
                                 THOMAS C. QUICK
                                       AND
                               VITAL LIVING, INC.
                             (A NEVADA CORPORATION)

                            DATED: NOVEMBER 20, 2002

                             STOCKHOLDERS' AGREEMENT
                                TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
1.    CORPORATE GOVERNANCE                                                           2

      1.1.        Board of Directors.                                                4
      1.2.        Initial Officers of the Company.                                   5
      1.3.        Certain Actions Requiring Majority Vote.                           6

2.    MISCELLANEOUS                                                                  6

      2.1.        Term.                                                              7
      2.2.        Injunctive Relief.                                                 7
      2.3.        Notices.                                                           9
      2.4.        Governing Law.                                                     9
      2.5.        Headings.                                                          9
      2.6.        Entire Agreement; Amendment.                                       9
      2.7.        No Waiver.                                                         9
      2.8.        Counterparts.

                             STOCKHOLDERS' AGREEMENT


        AGREEMENT dated as of November 19, 2002 by and among BRADLEY D. EDSON, an individual having an office at 5080 North 40th Street, Phoenix, AZ 85018, ("EDSON"); STUART A. BENSON an individual having an office at 5080 North 40th Street, Phoenix, AZ 85018 ("BENSON"), DONALD HANNAH, an individual having an office at 5080 North 40th Street, Phoenix, AZ 85018 ("HANNAH"), MARTIN GERST, an individual having an office at 5080 North 40th Street, Phoenix, AZ 85018 ("GERST"), WILLIAM COPPEL, an individual having an office at 718 Main Street, Boonton, NJ 07005 ("COPPEL"), PHIL MAFFETONE, an individual having an office at 718 Main Street, Boonton, NJ 07005 ("MAFFETONE"), KENNETH MARTIN, an individual having an office at 718 Main Street, Boonton, NJ 07005 ("MARTIN"), LESLIE C. QUICK, III, an individual having an office at 718 Main Street, Boonton, NJ 07005 ("LESLIE QUICK"), THOMAS C. QUICK, an individual having an office at 718 Main Street, Boonton, NJ 07005 ("THOMAS QUICK"); and VITAL LIVING, INC., a Nevada corporation having an office at 5080 North 40th Street, Suite 105, Phoenix, AZ 85018-2158 (THE "COMPANY"). Edson, Benson, Hannah and Gerst, are collectively referred to as the "FOUNDERS GROUP" and Coppel, Maffetone, Martin, Thomas Quick and Leslie Quick, are collectively referred to herein as the "MAF GROUP". Each of the parties hereto (other than the Company) and any other person who shall hereafter become a party to or agree to be bound by the terms of this agreement (the "Agreement") is sometimes referred to as a "STOCKHOLDER" and all of such parties are referred to as the "STOCKHOLDERS."

                              W I T N E S S E T H:

        WHEREAS, the Company and the MAF Group are parties to a stock purchase agreement dated October 23, 2002 (the "Stock Purchase Agreement"); and

        WHEREAS, immediately prior to the closing of the Stock Purchase Agreement, and not giving effect to the proposed financing referenced in Section 7.1(f) of the Stock Purchase Agreement, there were 13,684,116 shares of the Company's common stock, $.001 par value per share ("COMMON STOCK") outstanding;

        WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Stock Purchase Agreement;

        WHEREAS, pursuant to the Stock Purchase Agreement, the members of the MAF Group listed on Schedule 1 hereto will be issued an aggregate of 2,500,000 shares of Common Stock ("ACQUISITION STOCK"); of which 1,250,000 shares of Acquisition Stock are being held in escrow pursuant to the terms of the Stock Purchase Agreement and a certain Securities Escrow Agreement of even date herewith (the "Escrow Agreement");

        WHEREAS, as of the closing of the Stock Purchase Agreement and the agreements contemplated thereby, the holdings of Common Stock and options, warrants or convertible securities to purchase Common Stock by the Founders Group and the MAF Group (COLLECTIVELY, THE "SHARES") will be as follows:


                                                                              NUMBER OF OPTIONS,
               STOCKHOLDER NAME                NUMBER OF SHARES            WARRANTS OR CONVERTIBLES
               ----------------                ----------------            ------------------------
               Bradley D. Edson                    2,738,050                       1,000,000
               Stuart A. Benson                      Zero                          1,340,000
               Donald Hannah                         530,000                         Zero
               Martin Gerst                        2,738,050                         500,000
               Bill Coppel                           773,069                           TBD
               Phil Maffetone                        570,250                           TBD
               Kenneth Martin                        250,000                          Zero
               Leslie C. Quick III                   390,830                          Zero
               Thomas C. Quick                       312,658                          Zero

        WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide consistent and uniform management for the Company and to regulate certain of their rights in connection with their interests in the Company, and desire to enter into this Agreement in order to effectuate those purposes.

        NOW, THEREFORE, in consideration of the premises and of the covenants, terms and conditions herein contained, the parties hereto mutually agree as follows:

1.      CORPORATE GOVERNANCE

        1.1. BOARD OF DIRECTORS.

           (a) NUMBER OF DIRECTORS. The Company shall be governed by a Board of Directors consisting of seven (7) members. The number of members may not be increased or decreased except as provided in Section 1.3.

           (b) NOMINATION AND ELECTION OF DIRECTORS. The following procedures shall govern the nomination and election of directors of the Company:

                (i) For so long as the Founders Group shall beneficially own at least 65% of the Shares held by them on the date hereof, they shall be entitled to nominate and have elected four (4) directors acceptable to them in their sole discretion (the "Founders Directors").

                (ii) For so long as the MAF Group shall beneficially own at least 65% of the Shares held by them on the date hereof, they shall be entitled to nominate and have elected three (3) directors (the "MAF Directors");

           (c) INITIAL BOARD OF DIRECTORS. The initial Board of Directors of the Company shall consist of the following three members:


               NAME OF DIRECTOR                TYPE OF DIRECTOR
               ----------------                ----------------
               Bradley D. Edson                Founders Director
               Stuart A. Benson                Founders Director
               Robert J. Eide                  Founders Director
               Donald Hannah                   Founders Director
               William Coppel                  MAF Director
               Leslie C. Quick III             MAF Director
               Carson Beadle                   MAF Director

           (d) REMOVAL OF DIRECTORS. Except as otherwise provided in this
Section 1.1(d), each holder of Shares agrees not to take any action or to cause the Company to take any action to remove, with or without cause, any director of the Company. Notwithstanding the foregoing, the MAF Group and/or the MAF Directors shall at all times have the right to recommend the removal, with or without cause, of any MAF Director; and the Founders Group and the Founders Directors shall have the right to recommend the removal, with or without cause, any Founders Director. If the removal of any director is recommended as provided in the immediately preceding sentence, then the Stockholders shall immediately cause a special meeting of stockholders to be held, or shall act by written consent without a meeting, for the purpose of removing such director, and each Stockholder agrees to vote all its Shares, or to execute a written consent in respect of all such Shares, for the removal of such director.

           (e) VACANCIES. At any time a vacancy exists on the Board of Directors, the remaining directors (if any) representing the Stockholder whose Board seat is vacant shall have the right to designate and elect the person to fill such vacancy. If no directors representing the Stockholder remain as a result of such vacancy, the Stockholder shall have the right to designate and elect the person to fill such vacancy. All holders of Shares shall vote in favor of electing such designated director to fill the vacancy and all such persons shall take the necessary actions to amend the by-laws to reflect the provisions of this Agreement.

           (f) COVENANT TO VOTE. Each of the Stockholders agrees to vote, in person or by proxy, all of the Shares beneficially owned by such Stockholder (which for all purposes shall include all Acquisition Shares held pursuant to the Escrow Agreement unless Acquisition Shares are returned to the Company under the terms thereof, in which event those returned shares shall be excluded), at any annual or special meeting of stockholders of the Company called for the purpose of voting on the election of directors or by consensual action of stockholders without a meeting with respect to the election of directors, in favor of the election of the directors nominated by the MAF Group and the Founders Group, respectively, as the case may be, in accordance with Section 1.1(b) hereof. Each Stockholder shall vote the Shares owned by such Stockholder and shall take all other actions necessary to ensure that the Company's Articles of Incorporation and By-Laws do not at any time conflict with the provisions of this Agreement.

           (g) QUORUM. No action shall be taken at any meeting of the Board of Directors of the Company, except for the adjournment of such meeting, unless at least three Founders Directors and two MAF Directors shall be present. For purposes of a quorum, any director may be present at any meeting in person, by means of telephone or similar communications equipment by means of which each person participating in the meeting can hear and speak to each other or, to the extent permitted under applicable law, by proxy or by nominee director. No action shall be taken at any meeting of stockholders of the Company unless a majority of the Shares beneficially owned by the Founders Group and the MAF Group are represented at the meeting, in person or by proxy.

           (h) COMMITTEES OF THE BOARD. The Board shall appoint such committees, including an audit committee and a compensation committee, as shall be permissible under applicable provisions of the Business Corporation Law of the State of Nevada and as the Board shall deem reasonable and necessary. At least one member of any such committee shall be an MAF Director.

           (i) SPECIAL MEETINGS OF DIRECTORS. Special meetings of the Board may be called by the President of the Company and shall be called by the President of the Company or the Secretary of the Company upon the written request of any Director and the bylaws of the Company shall be amended this effect.

           (j) SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of stockholders may be called by the Board and shall be called by the President of the Company or the Secretary of the Company upon the written request of any Director the bylaws of the Company shall be amended this effect.

           (k) BOARD OF DIRECTORS AND OFFICERS OF SUBSIDIARIES. The composition of the board of directors and officers of each subsidiary of the Company shall require the approval of a majority of the Directors the bylaws of the Company shall be amended this effect.

        1.2. INITIAL OFFICERS OF THE COMPANY. Each of the Stockholders agrees to cause the Board of Directors of the Company initially to appoint the following persons as officers of the Company in the following positions:

     OFFICE                                                             NAME
     ------                                                             ----
     Chairman of the Board and Chief Executive Officer            Bradley D. Edson
     Vice Chairman, Executive Vice President and Secretary        Stuart A. Benson
     President and Chief Operating Officer                        William Coppel
     Chief Financial Officer                                      William Vreeland

If any of such officers are unable to serve, or cease for any reason to be an officer of the Company, their successors shall be appointed by the Board of Directors of the Company. The parties hereto agree that the Company should enter into employment agreements with each officer mentioned above to assure the Company of such officer's services for a fixed period of time.

        1.3. CERTAIN ACTIONS REQUIRING APPROVAL. For so long as the MAF Group shall collectively own shares at least 65% of the Shares held by them on the date hereof, without the prior vote of five (5) of the Directors, the Company shall not, and the MAF Directors and the Founders Directors shall use their respective best efforts to preclude the Company, directly or indirectly (including through any Subsidiaries (as hereinafter defined) of the Company) from taking the following actions:

            (a) except as provided in or contemplated by the Stock Purchase Agreement, purchase, redeem, retire or otherwise acquire, or set aside any assets or deposit any funds for the purchase, redemption, retirement or other acquisition of, any shares of any class or series of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of any class or series of capital stock of the Company;

            (b) purchase or otherwise acquire, or cause or permit any Subsidiary to purchase or otherwise acquire in one transaction or a series of related transactions (other than purchases of inventory or services in the ordinary course of business), any significant business or assets from a third party having a material effect on the Company, whether through stock or asset purchase or otherwise;

            (c) sell, lease, assign or otherwise transfer or dispose of, or cause or permit any Subsidiary to sell, lease, assign or otherwise transfer or dispose of, in one transaction or a series of related transactions (other than sales of inventory or services in the ordinary course of business), all or substantially all of the Company's assets to a third party which has an effect on the Company, whether through stock or asset sale or otherwise;

            (d) enter into any agreement, or adopt any resolution, or cause or permit any Subsidiary to enter into any agreement or adopt any resolution, in respect of (i) any merger of the Company or such Subsidiary with or into any other corporation, partnership or other entity, (ii) any consolidation of the Company or such Subsidiary with any other corporation, partnership or other entity, (iii) any transaction or series of related transactions in which the Company shall sell or otherwise transfer all or substantially all of the Company's business, property or assets or (iv) any dissolution, liquidation or reorganization of the Company; or

            (e) alter the size of the Board of Directors.

2.      MISCELLANEOUS

        2.1. TERM. This Agreement shall terminate on the date of the first to occur of the following events: (i) the closing of the sale by one or more of the Founders Group pursuant to one or more offerings registered under the Securities Act to any person or group of persons who are not, and who do not become, at the time of sale, parties to this Agreement of a number of Shares equal to at least 50% of the maximum total number of Shares beneficially owned by all of the Founders Group at any time; (ii) Bankruptcy, receivership, or dissolution of the Company; (iii) the sale, lease, assignment or other transfer of all or substantially all of the assets of the Company to a third party, whether effected through an asset transaction, a stock transaction, a merger, or otherwise; (iv) the voluntary agreement of all the parties who are then bound by the terms hereof; (v) the acquisition of all the Shares by one of the Stockholders; or (vi) three years from the date of this Agreement.

        2.2. INJUNCTIVE RELIEF. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

        2.3. NOTICES. All notices, statements, instructions or other documents required to be given hereunder, shall be in writing and shall be given either by hand delivery, by overnight delivery service, by facsimile transmission or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, addressed as follows:


IF TO THE FOUNDERS GROUP, TO:                 Vital Living, Inc.
                                              5080 North 40th Street
                                              Suite 105
                                              Phoenix, AZ  85018-2158


WITH A COPY TO THEIR COUNSEL:                 Bruce P. Vann, Esq.
                                              Kelly Lytton & Vann LLP
                                              1900 Avenue of the Stars
                                              Los Angeles, CA 90067


IF TO THE MAF  GROUP,  SEND  NOTICES          MAF Bionutritionals LLC
TO THEM AT THE NOTICE  ADDRESS GIVEN          718 Main Street
ON THE SIGNATURE PAGE HEREOF:                 Boonton, NJ  07005

WITH A COPY TO THEIR COUNSEL:                 Gerard S. DiFiore, Esq.
                                              Reed Smith LLP
                                              One Riverfront Plaza, First Floor
                                              Newark, NJ  07102


and to the other parties at their addresses reflected in the stock records of the Company. Each Stockholder, by written notice given to the Company in accordance with this Section 2.3 may change the address to which notices, statements, instruction or other documents are to be sent to such Stockholder. All notices, statements, instructions and other documents hereunder that are (i) mailed shall be deemed to have been given on the date of mailing, (ii) sent by hand delivery or by facsimile transmission shall be deemed to have been given when received, or (iii) sent by overnight delivery service shall be deemed to have been given one business day after sent. Whenever pursuant to this Agreement any notice is required to be given by any Stockholder to any other Stockholder or Stockholders, such Stockholder may request from the Company a list of addresses of all Stockholders of the Company, which list shall be promptly furnished to such Stockholder.

        2.4. GOVERNING LAW. Regardless of the place of execution, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and to be performed entirely within such state.

        2.5. HEADINGS. All headings are inserted herein for convenience only and do not form a part of this Agreement.

        2.6. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other agreements referenced herein contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all prior written agreements and negotiations and oral understandings, if any, and this Agreement may not be amended, supplemented or discharged except by an instrument in writing signed by all the Stockholders. Concurrently with such amendment or modification of this Agreement or as soon thereafter as is practicable the Certificate of Organization and By-Laws of the Company shall be amended by necessary corporate action. In the event that any Stockholder, or the Company shall be required, as a result of the enactment, amendment or modification, subsequent to the date hereof, of any applicable law or regulations, or by the order of any governmental authority, to take any action which is inconsistent with or which would constitute a violation or breach of any terms of this Agreement, then the Stockholders, and the Company shall use their best efforts to negotiate an appropriate amendment or modification of, or waiver of compliance with, such terms.

        2.7. NO WAIVER. No failure to exercise and no delay in exercising any right, power or privilege of a party hereunder shall operate as a waiver nor a consent to the modification of the terms hereof unless given by that party in writing.

        2.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax copy signatures shall be given the same effect as original signatures.

      [rest of page left blank intentionally - next page is signature page]

        IN WITNESS WHEREOF, the parties here have caused this Agreement to be duly executed on the date first written above.



MAF BIONUTRITIONALS, LLC                   VITAL LIVING, INC.


By:                                        By:
   ---------------------------------          ---------------------------------
   William Coppel, Managing Member            Bradley D. Edson, President


                                           By:
                                              ---------------------------------
                                              Stuart A. Benson,
                                              Executive Vice President


------------------------------------       ------------------------------------
Bradley D. Edson, Individually             Phil Maffetone, Individually


------------------------------------       ------------------------------------
Stuart A. Benson, Individually             Leslie C. Quick, III, Individually


------------------------------------       ------------------------------------
Donald Hannah, Individually                Thomas C. Quick, Individually


------------------------------------
Martin Gerst, Individually


------------------------------------
William Coppel, Individually


------------------------------------
Kenneth Martin, Individually

                                   SCHEDULE 1

                           DETAIL OF ACQUISITION STOCK



          Name of Holder                                          Number of Shares
          --------------                                          ----------------
          William Coppel
          Phil Maffetone
          Leslie C. Quick, III
          Kenneth Martin
          Thomas C. Quick
          Others Not Party to This Agreement
          Escrow                                                         250,000
                                                                     -----------
          TOTAL                                                        2,500,000
                                                                     ===========